Exhibit 99.2	Offer Letter, dated November 26, 2010, issued by Mr. Wenhua Guo
Everett Chui
Duoyuan Printing, Inc.
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600
PRC
November 26, 2010
Dear Mr. Everett Chui,
It is with great pleasure that I extend to you an invitation to join the Board of Directors of Duoyuan Printing, Inc. (the “Company”) as an independent director and a member of the Company’s Audit Committee. Your appointment to the board was approved on the 26th day of November, 2010 and your service as director will begin upon receipt of a signed copy of the enclosed director’s acceptance letter.
Your service on the board is governed by the Company’s Amended and Restated Articles of Association (the “Articles”) and Amended and Restated Bylaws (the “Bylaws”) and shall last until the appointment of your successor, or until your resignation or removal, all in conformance with the Articles and the Bylaws.
Your compensation as a director of the Company shall include the following:

Annual Retainer:	A fee equal to RMB120,000 will be applied for the years of your services payable in equal monthly installments, pro-rated for any partial year of service. You must be actively serving as a director on the date of each such monthly payment to receive your payment.

Reimbursable Expenses:	Reimbursement for reasonable travel expenses incurred for attending the Board meetings (travel expense reimbursement is subject to the Company’s current expense policy, as amended from time to time).
The Company does not pay any other meeting or Board fees not set forth above. These fees may be modified or adjusted from time to time as determined by the Board on recommendation of the Compensation Committee.
It is the board’s expectation that four board meetings will be held per year (one per quarter).
I am looking forward to working with you to ensure the continued success of the Company.
Sincerely,
/s/ Wenhua Guo
Wenhua Guo
Chairman of the Board of Directors
Enclosed: Director Acceptance Letter
DIRECTOR ACCEPTANCE LETTER

To:	Duoyuan Printing, Inc. (the “Company”)
No. 3 Jinyuan Road
Daxing Industrial Development Zone
Beijing, 102600
PRC

Attention:	Director

Date:	26 November, 2010
I hereby accept and agree to my appointment as a director of the Company.
I hereby designate the following telephone and facsimile numbers and e-mail address for service of notice of all directors’ meetings. Notice by telephone or facsimile to either of the said numbers or electronic mail to the stated e-mail address will constitute good and sufficient notice to myself and I agree to promptly advise you of any change in these particulars:

Tel:	(852)90267079
Fax:	(852)31027099
E-mail:	chuimanlung@netvigator.com
I hereby authorize you to enter my name and address in the Register of Directors of the Company as follows:

Names:	Everett Chui
Address:	33 Third Street, Section L
Fairview Park, Yuen Long
N.T., Hong Kong
Yours faithfully,
/s/ Everett Chui

Everett Chui